Exhibit 12.1

                              SELECTED QUARTERLY FINANCIAL DATA - (UNAUDITED)
                              (US dollars in thousands, except per share data)

                                                                      Quarter ended
                                           ---------------------------------------------------------------
                                             Mar. 31          Jun. 30         Sep. 30          Dec. 31
                                           -------------    -------------   -------------    -------------
Year ended December 31, 2001
----------------------------
   Net sales                                   $ 11,773         $ 10,295        $ 37,233         $ 39,253
   Gross profit                                   3,142            3,588          13,975           13,151
   Net (loss) income                             (3,724)          (3,735)          4,110           (1,025)
   Basic (loss) earnings per share                (0.21)           (0.21)           0.23            (0.06)
   Diluted (loss) earnings per share              (0.21)           (0.21)           0.23            (0.06)

Year ended December 31, 2000
----------------------------
   Net sales                                   $ 17,343         $ 13,120        $ 41,200         $ 35,033
   Gross profit (loss)                            4,770           (6,257)         13,801           11,341
   Net (loss) income                             (2,192)         (17,356)          3,864           (2,415)
   Basic (loss) earnings per share                (0.12)           (0.98)           0.22            (0.14)
   Diluted (loss) earnings per share              (0.12)           (0.98)           0.22            (0.14)


Common Share Price                                                              High           Low

2001 Quarter
------------
   Fourth.................................................................  $   4  9/10   $   2 17/32
   Third..................................................................      4  1/4        2  2/5
   Second.................................................................      3  1/2        2  1/2
   First..................................................................      3  3/8        1  5/8

2000 Quarter
------------
   Fourth.................................................................  $   2  3/4    $   1  5/8
   Third..................................................................      3  1/2        2  5/8
   Second.................................................................      7  1/16       2 11/16
   First..................................................................     10             6  3/4

1999 Quarter
------------
   Fourth.................................................................  $   9  1/2    $   7  1/4
   Third..................................................................     10  3/4        8  3/8
   Second.................................................................     13  5/16       9  1/4
   First..................................................................     16            12  3/8